For further information, contact:	Don Pearson
Vice President & CFO
847.851.1500

AMCOL International Corporation (NYSE:ACO)
Reports Fourth Quarter and 2009 Year End Results

HOFFMAN ESTATES, IL., January 22, 2010 — AMCOL International Corporation (NYSE:ACO) today reported 2009 fourth quarter net income attributable to AMCOL shareholders of $0.36 per diluted share as compared to break even results per diluted share in the prior year’s period.  The 2009 results include benefits of $0.05 per diluted share for resolution of certain income tax matters and gains on the sale of a portion of our investment in Ashapura Minechem Limited (AML).  The 2008 results include expenses of $0.28 per diluted share for losses on derivative instruments held by AML as well as losses on our derivative instrument used to hedge the purchase price of our South African chrome mine.

Net sales decreased 13.9% to $176.7 million for the quarter ended December 31, 2009 from $205.2 million in the 2008 period.  Operating profit decreased by 34.4% over the 2008 fourth quarter to $10.3 million.  Foreign currency fluctuations did not have a material impact on our results for the quarter.

Our affiliates and joint ventures generated quarterly income amounting to $0.03 per diluted share as compared to losses of $0.25 per diluted share in the prior year period.

For the twelve-month period ended December 31, 2009, net income attributable to AMCOL shareholders was $1.12 per diluted share versus $0.82 per diluted share in the prior year.  Similar to the 2008 quarterly results discussed above, the 2008 annual results include expenses of $0.89 per diluted share for the same losses from AML and South African chrome mine derivatives.

Net sales for the twelve-month period ended December 31, 2009 decreased 20.4% to $703.2 million, compared with $883.6 million for the 2008 period.  Foreign currency fluctuations had a $42.5 million unfavorable impact offset by $9.6 million in new revenue from acquisitions.  Operating profit declined by 32.5% over the 2008 period to $53.5 million.  Foreign currency fluctuations and acquisitions had unfavorable impacts of $5.1 million and $1.4 million, respectively, on current year operating profit.

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AMCOL Q4 2009 EARNINGS

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements.  Further discussion of items and events impacting earnings are included later in this press release.

“The fourth quarter is usually very challenging and 2009 was no exception. While we are pleased with the results overall and see continuing progress in most segments, Oilfield Services had a very difficult quarter,” said Larry Washow, AMCOL President and Chief Executive Officer.  “We continued to improve our balance sheet through better working capital utilization and debt reduction.”

Washow continued, “The Minerals segment finished the year with some positive momentum. Even though revenue is down 14% from the prior year period, gross margins are about the same. The U.S. foundry market continued to slowly recover and overall business levels in Asia and Europe have improved.”

“The Environmental segment revenue was down more than 10% from the same quarter last year but better gross margins helped bring the operating profit almost to the 2008 levels. Europe was the key positive factor in the quarter. We still do not foresee a significant rebound in commercial construction,” Washow added.

“Demand for our Oilfield Services has not yet recovered. The late season hurricane took out nearly a week of activity as the Gulf of Mexico was evacuated. Most customers approached year end very cautiously as there is still a great deal of uncertainty about future oil and natural gas pricing. Long term, we are comfortable that demand will rebound for the range of services we have to offer,” Washow continued.

“We are encouraged about the improvement in our balance sheet this year and look to continue to manage it well as the business levels start to recover. Including our South African chrome project, we have some exciting new business coming on line later this year. If the global economic environment improves, we are well positioned in all of our segments to return to growth in 2010,” Washow concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the segment results schedules included in this press release.

Net sales: The following details the components of sales by segment for the 2009 fourth quarter as compared to the prior year’s fourth quarter.

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AMCOL Q4 2009 EARNINGS

Minerals:  The majority of the decrease in the quarter’s revenue was due to lower volumes in the U.S. metalcasting and basic minerals product lines, partially offset by volume recoveries in Europe and Asia.  Pass-through freight revenue accounted for approximately 40.3% of the decrease, principally from the pet products division.  Foreign currency did not have a material impact on revenues in the quarter.

Environmental:  Base business revenues decreased due to lower demand in the U.S. for our lining technology and building materials products, and services provided by our contracting services group. This decrease was partially offset by improvements in Europe and the Middle East.

Oilfield Services:   Lower demand for oil and natural gas has reduced production activities, driving the decrease in revenue in the current quarter compared to the prior year quarter.  Overall base business revenues declined in all geographies except Australia.

Transportation:  Reductions in fuel-surcharge revenue represented 35% of the revenue decrease; the remaining decrease was due to reduced demand for consumer product shipments.

Gross profit:  Gross profit decreased $8.4 million, or 16.0%, from the 2008 fourth   quarter while gross margin declined 60 basis points.

Minerals: Gross profit decreased $3.6 million, or 14.9%, from the 2008 quarter while gross margin reduced 30 basis points to 22.7%, principally due to lower volumes.

Environmental: Gross profit decreased $1.1 million, or 6.5%, from the 2008 quarter while gross margins increased 130 basis points to 31.3%.  The improvement in gross margin is due to lower input costs, principally resin, and lower freight costs due to the reduction in energy costs.  These benefits were partially offset by decreased volumes.

Oilfield Services:  Gross profit and gross margin decreased $3.3 million, or 35.2%, and 530 basis points from the 2008 quarter due to the reduction in revenues, particularly on higher margin products.

General, selling and administrative expenses (GS&A): GS&A expenses decreased $2.9 million, or 8.0% from the prior year quarter.  All segments had reductions in GS&A expenses except Oilfield Services, principally due to lower personnel related, bad debt and consulting expenses.  Oilfield Services expense was higher, principally due to increased R&D spending and IT expenses.

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AMCOL Q4 2009 EARNINGS

Other, net:  Other, net includes foreign currency exchange income and losses, and other gains and losses.   The $5.1 million improvement, is primarily due to foreign currency exchange losses of $3.8 million in the prior year quarter compared to a $0.6 million gain in the current quarter.  The current period also includes a $0.7 million gain on the sale of a portion of our investment in AML, one of our Indian investments.

Income taxes:  Our 2009 fourth quarter results include an income tax benefit of $0.9 million versus an expense of $1.2 million in the prior year period.  The benefit arises from certain adjustments related to the completion of an IRS audit.  Excluding the benefit, the comparable effective annual tax rates are 16.2% for 2009 and 24.5% for 2008, reflecting an improvement arising from a greater proportion of our income being generated in lower tax rate jurisdictions, principally foreign countries, as well as an increase in certain tax benefits in our domestic operations.

Income and losses from affiliates and joint ventures:  Excluding the $8.1 million loss from our investment in AML in the 2008 quarter, income from affiliates and joint ventures improved $0.6 million to $1.0 million as these investments, similar to our wholly owned foreign subsidiaries in the mineral business, have seen a slight improvement in general economic conditions.

Share count:  The difference in our weighted average common and common equivalent shares outstanding for the quarters ended December 31, 2009 and 2008 did not impact EPS.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt decreased $49.8 million to $207 million at December 31, 2009, compared to $256.8 million at December 31, 2008.  The reduction was primarily due to our decreasing working capital levels and minimizing capital expenditures.  Total long-term debt represented 35% of capitalization at December 31, 2009, compared with 44% at December 31, 2008.  Cash and cash equivalents increased $8.2 million to $27.7 million at December 31, 2009, compared to December 31, 2008.  As a result of our sale of a portion of our investment in Ashapura, we are now accounting for this investment as an available for sale security with changes in fair value being reflected in other comprehensive income; as a result, we recorded this investment at its fair value at December 31, 2009 of $25.6 million.

Net non-cash working capital decreased $66.9 million from December 31, 2008 to $176.3 million at December 31, 2009.  The reduction in working capital was due to a combination of lower sales volumes and continued efforts to reduce working capital.

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AMCOL Q4 2009 EARNINGS

Cash flow generated from operating activities was $122.4 million for year-to-date December 31, 2009 compared with $18.4 million in the prior year period.  This increase was principally due to the decrease in working capital.

Adjusting for our corporate building (which was a sale-leaseback transaction) and $15.1 million of expenditures for our investment in a chrome mine in South Africa, capital expenditures in the 2009 period were $35.6 million compared with $44.1 million in the prior year period.  The reduction in adjusted capital expenditures is due to our limiting capital expenditures to maintenance activities and minimal expansion projects in 2009.

Dividends declared year-to-date through December 31, 2009 increased by 6.9% over the prior year period to $22.1 million.  Our dividend rate has remained constant at $0.18 per quarter per share since the fourth quarter of 2008.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission.  AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications.  AMCOL is the parent of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO.  AMCOL’s web address is www.amcol.com.  AMCOL’s fourth quarter conference call will be available live today at 11 a.m. EST on the AMCOL website or by dialing 1.800.967.7149.

Financial tables follow.

AMCOL Q4 2009 EARNINGS

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$703,237	$883,552	$176,698	$205,248
Cost of sales	515,049	658,653	132,729	152,926
Gross profit	188,188	224,899	43,969	52,322
General, selling and administrative expenses	134,702	145,653	33,655	36,592
Operating profit	53,486	79,246	10,314	15,730
Other income (expense):
Interest expense, net	(12,125)	(12,154)	(2,726)	(3,512)
Other, net	(1,095)	(5,149)	1,500	(3,616)
	(13,220)	(17,303)	(1,226)	(7,128)
Income before income taxes and income (loss) from affiliates and joint ventures	40,266	61,943	9,088	8,602
Income tax expense (benefit)	5,510	15,167	(878)	1,217
Income before income (loss) from affiliates and joint ventures	34,756	46,776	9,966	7,385

Income (loss) from affiliates and joint ventures	115	(21,714)	1,036	(7,642)

Net income (loss)	34,871	25,062	11,002	(257)

Net income (loss) attributable to the noncontrolling interest	72	(269)	(224)	(211)

Net income (loss) attributable to AMCOL shareholders	$34,799	$25,331	$11,226	$(46)

Weighted average common shares outstanding	30,764	30,446	30,851	30,568

Weighted average common and common equivalent shares outstanding	31,034	30,990	31,266	30,963

Basic earnings per share attributable to AMCOL shareholders	$1.13	$0.83	$0.36	$(0.00)

Diluted earnings per share attributable to AMCOL shareholders	$1.12	$0.82	$0.36	$(0.00)

Dividends declared per share	$0.72	$0.68	$0.18	$0.18

AMCOL Q4 2009 EARNINGS

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	December 31, 2009 (unaudited)	December 31, 2008 *
Current assets:
Cash and equivalents	$27,669	$19,441
Accounts receivable, net	148,260	197,611
Inventories	96,173	125,066
Prepaid expenses	12,509	12,812
Deferred income taxes	6,783	5,358
Income tax receivable	2,431	3,490
Other	463	7,409

Total current assets	294,288	371,187

Investments in and advances to affiliates and joint ventures	32,228	30,025

Property, plant, equipment, mineral rights and reserves:

Land and mineral rights	57,898	17,186
Depreciable assets	414,617	380,555

	472,515	397,741
Less: accumulated depreciation and depletion	236,269	206,398

	236,246	191,343
Other assets:
Goodwill	71,156	68,482
Intangible assets, net	47,185	53,974
Available for sale securities	25,563	-
Deferred income taxes	7,396	15,867
Other assets	25,339	13,702

	176,639	152,025
	$739,401	$744,580

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$40,335	$45,297
Accrued liabilities	49,981	63,197

Total current liabilities	90,316	108,494

Long-term debt	207,017	256,821
Total long-term debt	207,017	256,821

Pension liabilities	20,403	22,939
Deferred compensation	7,544	5,904
Other liabilities	29,208	22,067

	57,155	50,910
Equity:
Common stock	320	320
Additional paid in capital	84,830	86,350
Retained earnings	275,200	262,453
Accumulated other comprehensive income (loss)	37,315	(4,721)

	397,665	344,402
Less:
Treasury stock	14,377	18,196

Total AMCOL shareholder's equity	383,288	326,206

Noncontrolling interest	1,625	2,149

Total equity	384,913	328,355
	$739,401	$744,580

* Condensed from audited financial statements.

AMCOL Q4 2009 EARNINGS

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2009	2008
Cash flow from operating activities:
Net income	$34,871	$25,062
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	35,906	33,985
Undistributed earnings from affiliates and joint ventures	691	22,795
Deferred income taxes	3,690	(2,793)
Other	3,312	4,487
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	65,715	(64,455)
Decrease (increase) in noncurrent assets	(7,590)	3,600
Increase (decrease) in current liabilities	(12,519)	(2,799)
Increase (decrease) in noncurrent liabilities	(1,709)	(1,495)
Net cash provided by (used in) operating activities	122,367	18,387

Cash flow from investing activities:
Capital expenditures	(50,767)	(44,068)
Capital expenditures - corporate building	(9,651)	(16,672)
Proceeds from sale - corporate building	9,651	22,487
Proceeds from sale of land and depreciable assets	2,988	672
Acquisitions, net of cash	(650)	(42,769)
Investments in and advances to affiliates and joint ventures	(1,387)	(14,067)
Advances to non - affiliates	6,000	(6,000)
Other	(216)	(201)
Net cash used in investing activities	(44,032)	(100,618)

Cash flow from financing activities:
Net change in outstanding debt	(52,347)	98,532
Proceeds from sales of treasury stock	2,666	1,608
Purchases of treasury stock	(166)	(2,062)
Dividends	(22,052)	(20,619)
Excess tax benefits from stock-based compensation	639	1,188
Net cash provided by (used in) financing activities	(71,260)	78,647

Effect of foreign currency rate changes on cash	1,153	(2,257)
Net increase (decrease) in cash and cash equivalents	8,228	(5,841)
Cash and cash equivalents at beginning of period	19,441	25,282
Cash and cash equivalents at end of period	$27,669	$19,441

AMCOL Q4 2009 EARNINGS

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

	Three Months Ended December 31,
Minerals	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$91,515	100.0%	$105,758	100.0%	$(14,243)	-13.5%
Cost of sales	70,771	77.3%	81,396	77.0%	(10,625)	-13.1%
Gross profit	20,744	22.7%	24,362	23.0%	(3,618)	-14.9%
General, selling and administrative expenses	9,818	10.7%	11,200	10.6%	(1,382)	-12.3%
Operating profit	10,926	12.0%	13,162	12.4%	(2,236)	-17.0%

	Three Months Ended December 31,
Environmental	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$50,508	100.0%	$56,315	100.0%	$(5,807)	-10.3%
Cost of sales	34,711	68.7%	39,415	70.0%	(4,704)	-11.9%
Gross profit	15,797	31.3%	16,900	30.0%	(1,103)	-6.5%
General, selling and administrative expense	11,701	23.2%	12,776	22.7%	(1,075)	-8.4%
Operating profit	4,096	8.1%	4,124	7.3%	(28)	-0.7%

	Three Months Ended December 31,
Oilfield Services	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$26,681	100.0%	$33,423	100.0%	$(6,742)	-20.2%
Cost of sales	20,547	77.0%	23,964	71.7%	(3,417)	-14.3%
Gross profit	6,134	23.0%	9,459	28.3%	(3,325)	-35.2%
General, selling and administrative expenses	5,844	21.9%	5,123	15.3%	721	14.1%
Operating profit	290	1.1%	4,336	13.0%	(4,046)	-93.3%

	Three Months Ended December 31,
Transportation	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$11,306	100.0%	$14,705	100.0%	$(3,399)	-23.1%
Cost of sales	10,012	88.6%	13,104	89.1%	(3,092)	-23.6%
Gross profit	1,294	11.4%	1,601	10.9%	(307)	-19.2%
General, selling and administrative expenses	814	7.2%	926	6.3%	(112)	-12.1%
Operating profit	480	4.2%	675	4.6%	(195)	-28.9%

	Three Months Ended December 31,
Corporate	2009	2008	2009 vs 2008
	(Dollars in Thousands)

Intersegment shipping sales	$(3,312)	$(4,953)	$1,641
Intersegment shipping costs	(3,312)	(4,953)	1,641
Gross profit	-	-
General, selling and administrative expenses	5,478	6,567	(1,089)	-19.9%
Operating loss	(5,478)	(6,567)	1,089	-19.9%

AMCOL Q4 2009 EARNINGS

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Twelve Months Ended December 31,
Minerals	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$336,172	100.0%	$428,986	100.0%	$(92,814)	-21.6%
Cost of sales	264,545	78.7%	348,928	81.3%	(84,383)	-24.2%
Gross profit	71,627	21.3%	80,058	18.7%	(8,431)	-10.5%
General, selling and administrative expenses	36,838	11.0%	39,579	9.2%	(2,741)	-6.9%
Operating profit	34,789	10.3%	40,479	9.5%	(5,690)	-14.1%

	Twelve Months Ended December 31,
Environmental	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$214,604	100.0%	$278,708	100.0%	$(64,104)	-23.0%
Cost of sales	142,291	66.3%	187,109	67.1%	(44,818)	-24.0%
Gross profit	72,313	33.7%	91,599	32.9%	(19,286)	-21.1%
General, selling and administrative expenses	46,614	21.7%	54,530	19.6%	(7,916)	-14.5%
Operating profit	25,699	12.0%	37,069	13.3%	(11,370)	-30.7%

	Twelve Months Ended December 31,
Oilfield Services	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$119,821	100.0%	$133,600	100.0%	$(13,779)	-10.3%
Cost of sales	81,101	67.7%	87,094	65.2%	(5,993)	-6.9%
Gross profit	38,720	32.3%	46,506	34.8%	(7,786)	-16.7%
General, selling and administrative expenses	25,967	21.7%	23,279	17.4%	2,688	11.5%
Operating profit	12,753	10.6%	23,227	17.4%	(10,474)	-45.1%

	Twelve Months Ended December 31,
Transportation	2009		2008		2009 vs 2008
	(Dollars in Thousands)

Net sales	$46,642	100.0%	$63,921	100.0%	$(17,279)	-27.0%
Cost of sales	41,114	88.1%	57,185	89.5%	(16,071)	-28.1%
Gross profit	5,528	11.9%	6,736	10.5%	(1,208)	-17.9%
General, selling and administrative expenses	3,365	7.2%	3,490	5.5%	(125)	-3.6%
Operating profit	2,163	4.7%	3,246	5.0%	(1,083)	-33.4%

	Twelve Months Ended December 31,
Corporate	2009	2008	2009 vs 2008
	(Dollars in Thousands)

Intersegment shipping sales	$(14,002)	$(21,663)	$7,661
Intersegment shipping costs	(14,002)	(21,663)	7,661
Gross profit	-	-
General, selling and administrative expenses	21,918	24,775	(2,857)	-11.5%
Operating loss	(21,918)	(24,775)	2,857	-11.5%

AMCOL Q4 2009 EARNINGS

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

	Three Months Ended December 31, 2009
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total

Minerals	31.5%	10.0%	10.3%	51.8%
Environmental	11.5%	14.4%	2.7%	28.6%
Oilfield services	12.4%	0.7%	2.0%	15.1%
Transportation	4.5%	0.0%	0.0%	4.5%

Total - current year's period	59.9%	25.1%	15.0%	100.0%
Total from prior year's comparable period	71.1%	20.0%	8.9%	100.0%

	Three Months Ended December 31, 2009
	vs.
Percentage of Revenue Growth by Component	Three Months Ended December 31, 2008
	Base Business	Acquisitions	Foreign Exchange	Total

Minerals	-7.1%	0.0%	0.2%	-6.9%
Environmental	-3.3%	0.3%	0.2%	-2.8%
Oilfield services	-3.6%	0.0%	0.3%	-3.3%
Transportation	-0.9%	0.0%	0.0%	-0.9%

Total	-14.9%	0.3%	0.7%	-13.9%
% of growth	106.5%	-2.2%	-4.3%	100.0%

	Three Months Ended December 31,
Minerals Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Metalcasting	$39,257	$40,954	-4.1%
Specialty materials	26,659	27,003	-1.3%
Pet products	16,712	19,999	-16.4%
Basic minerals	7,613	18,108	-58.0%
Other product lines	1,274	(306)	*

Total	91,515	105,758

* Not meaningful.

	Three Months Ended December 31,
Environmental Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Lining technologies	$32,112	$36,628	-12.3%
Building materials	13,020	13,290	-2.0%
Other product lines	5,376	6,397	*

Total	50,508	56,315

* Not meaningful.

AMCOL Q4 2009 EARNINGS

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

	Twelve Months Ended December 31, 2009
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total

Minerals	30.1%	9.6%	8.2%	47.9%
Environmental	14.5%	13.7%	2.3%	30.5%
Oilfield services	15.2%	0.6%	1.2%	17.0%
Transportation	4.6%	0.0%	0.0%	4.6%

Total - current year's period	64.4%	23.9%	11.7%	100.0%
Total from prior year's comparable period	68.2%	22.4%	9.4%	100.0%

	Twelve Months Ended December 31, 2009
	vs.
Percentage of Revenue Growth by Component	Twelve Months Ended December 31, 2008
	Base Business	Acquisitions	Foreign Exchange	Total

Minerals	-8.7%	0.0%	-1.8%	-10.5%
Environmental	-4.6%	0.2%	-2.9%	-7.3%
Oilfield services	-2.3%	0.9%	-0.1%	-1.5%
Transportation	-1.1%	0.0%	0.0%	-1.1%

Total	-16.7%	1.1%	-4.8%	-20.4%
% of growth	81.8%	-5.3%	23.5%	100.0%

	Twelve Months Ended December 31,
Minerals Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Metalcasting	$139,849	$175,072	-20.1%
Specialty materials	97,989	104,242	-6.0%
Pet products	66,441	78,260	-15.1%
Basic minerals	27,901	65,383	-57.3%
Other product lines	3,992	6,029	*

Total	336,172	428,986

* Not meaningful.

	Twelve Months Ended December 31,
Environmental Product Line Sales	2009	2008	% change
	(Dollars in Thousands)

Lining technologies	$138,262	$174,895	-20.9%
Building materials	54,724	78,380	-30.2%
Other product lines	21,618	25,433	*

Total	214,604	278,708

* Not meaningful.